EXHIBIT 21.1

LIST OF SUBSIDIARIES

Name of Subsidiary	Jurisdiction of Incorporation or Organization
MoneyOnMobile, Inc.	Texas, USA
Digital Payment Processing Limited	Mumbai, India
My Mobile Payments Limited	Mumbai, India